EXHIBIT 4.4




                      REMOVAL OF RIGHTS AGENT, APPOINTMENT
                    AND ACCEPTANCE OF SUCCESSOR RIGHTS AGENT
                     AND AMENDMENT NO. 2 TO RIGHTS AGREEMENT


     SUN HEALTHCARE GROUP, INC., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services LLC (as successor to Boatmen's Trust Company) ("ChaseMellon"), are parties to a Rights Agreement dated as of June 2, 1995 and amended on August 11, 1995 (the "Rights Agreement"). Capitalized terms not otherwise defined herein shall have the respective meanings given such terms in the Rights Agreement.

     The Company desires to remove ChaseMellon as Rights Agent, and to appoint American Stock Transfer & Trust Company, a New York corporation ("ASTC"), as successor Rights Agent, subject to and in accordance with the terms and conditions thereof. ASTC desires to accept such appointment and to serve as successor Rights Agent subject to and in accordance with such terms and conditions.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the Company, ChaseMellon and ASTC hereby covenant and agree as follows:

     1. In the exercise of the authority vested in it pursuant to Section 21 of the Rights Agreement, the Company hereby removes ChaseMellon as Rights Agent under the Rights Agreement, such removal to become effective as of the close of business on September 30, 1998 (the "Effective Time"). ChaseMellon hereby consents to its removal as Rights Agent, and waives compliance with any period of advance notice required by the Rights Agreement in connection with such removal. In the exercise of the authority vested in it pursuant to Section 21 of the Rights Agreement, the Company hereby appoints ASTC as successor Rights Agent under the Rights Agreement, such appointment to become effective as of the Effective Time, to succeed to all the rights, powers, duties, obligations and immunities of ChaseMellon as Rights Agent under the Rights Agreement except as provided for herein or in the Rights Agreement. From and after the Effective Time, except as provided for herein or in the Rights Agreement, ChaseMellon shall have no further responsibility for the exercise of the rights and powers or for the performance of the duties and obligations vested in the Rights Agent under the Rights Agreement.

     2. ASTC hereby accepts its appointment, as of the Effective Time, as successor Rights Agent under the Rights Agreement and accepts the rights, powers, duties and obligations of the Rights Agent under the Rights Agreement, upon the terms and conditions set forth therein and herein, all as contemplated by Section 21 of the Rights Agreement. ASTC does hereby represent and warrant that it is qualified and eligible to serve as successor Rights Agent under the Rights Agreement.

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     3.  ChaseMellon does hereby represent and warrant that it holds no property as Rights Agent under the Rights Agreement, that it has fully performed all the duties and obligations required to be performed by it under the Rights Agreement, and that it has received all amounts due to it as Rights Agent for reasonable compensation, expenses and disbursements under Section 18 of the Rights Agreement.

     4. Each party hereto represents and warrants to each other party hereto that all action necessary on its part to authorize the execution, delivery and performance of the instrument, the resignation of ChaseMellon as Rights Agent and the appointment of ASTC as successor Rights Agent has been duly taken.

     5. The Company, for the purpose of more fully and certainly vesting in and confirming to ASTC, as successor Rights Agent, the powers, rights, duties and responsibilities vested or intended to have vested in ChaseMellon, as Rights Agent, hereby vests ASTC, as successor Rights Agent, with all of the rights, powers, duties and obligations of ChaseMellon under the Rights Agreement upon the terms and conditions set forth therein and herein, such action to become effective as of the Effective Time.

     6. The Rights Agreement is hereby amended and supplemented by amending the fifth sentence of Section 21 of the Rights Agreement to read in its entirety as follows:

          Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the State of New York (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York), in good standing, having an office in the State of New York, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $5,000,000.

     7. This Instrument may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     8. This Instrument and the rights and obligations of the parties hereunder shall be governed by the laws of the State of New York, both in interpretation and performance.

     9. Any notice, demand, request or instrument in writing authorized by the Rights Agreement or herein to be given to the Rights Agent under the Rights Agreement shall be sufficiently given for all purposes, if delivered or mailed to ASTC at 40 Wall Street, 46th Floor, New York, New York 10005, Attention:
Carolyn O'Neill.

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

     IN WITNESS WHEREOF, the parties have caused this Instrument to be duly executed as of the date first above written.

                                       SUN HEALTHCARE GROUP, INC.


                                       By:      /s/ Matthew G. Patrick
                                                ------------------------------
                                       Its:      Vice President and Treasurer


                                       CHASEMELLON SHAREHOLDER
                                       SERVICES, LLC


                                       By:      /s/ H. G. Bradford
                                                -----------------------------
                                       Its:      Vice President


                                       AMERICAN STOCK TRANSFER & TRUST
                                       COMPANY, as successor Rights Agent


                                       By:      /s/ Herbert J. Lemmer
                                                ------------------------------
                                       Its:      Vice President






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